Exhibit 99.1

For more information, contact:	For Investor/Media Relations:
Laura E. Owen, President and COO	Elite Financial Communications Group /Elite Media Group
16801 West 116th Street	Dodi Handy, President and CEO
Lenexa, KS 66219 USA	Phone: (407) 585-1080
Phone: (913) 338-5550	ICOP@efcg.net
Fax: (913) 312-0264 Lowen@ICOP.com www.ICOP.com

ICOP RECEIVES NASDAQ STAFF DEFICIENCY LETTER

Company Must Regain Compliance with Minimum Bid Price Requirement before March 24, 2009

LENEXA, KS – (PR NEWSWIRE) – October 1, 2008 – ICOP Digital, Inc. (Nasdaq: ICOP), an industry-leading company engaged in advancing digital surveillance solutions, today reported that it received a Nasdaq Staff Deficiency Letter, dated September 25, 2008, providing notification that, for the last 30 consecutive business days, the bid price of ICOP’s common stock has closed below the minimum $1.00 per share requirement for continued listing pursuant to Marketplace Rule 4310(c)(4). The letter further stated that the Company is provided 180 calendar days, or until March 24, 2009, to regain compliance. If, at anytime before March 24, 2009, the bid price of ICOP’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Nasdaq Staff will provide written notification to the Company indicating that it complies with the Rule.

If compliance with this minimum bid price rule cannot be demonstrated by March 24, 2009, the Nasdaq Staff will determine whether the Company meets the Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing requirements, the Company will be granted an additional 180 calendar day compliance period. If ICOP is not eligible for the additional compliance period, the Nasdaq Staff will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal the Staff’s determination to delist its securities to a Listing Qualification Panel.

About ICOP Digital, Inc.

ICOP Digital, Inc. (Nasdaq: ICOP) operates on the core principle that ‘without local security, there is no national security.’ It endeavors to protect people, assets and profits for communities with innovative, mission-critical security, surveillance and communication solutions. The Company engineers, manufactures and markets mobile and stationary surveillance products for use in the public and private sectors, and facilitates the delivery of live video to first responders. (GSA Contractor)

The ICOP Model 20/20®-W, ICOP’s flagship, award-winning product, is the leading digital in-car video recorder system for law enforcement. ICOP LIVE™ delivers live streaming video to and from first responder vehicles and headquarters, empowering first responders with enhanced real-time situational awareness and actionable intelligence, optimizing the outcome of a crisis. ICOP LIVE delivers live video wirelessly to first responders over any wireless network and to multiple internet enabled Windows® devices simultaneously. The ICOP Model 4000™, ICOP’s newest advanced surveillance solution, is the next generation transit/rail DVR system. The ICOP Model 4000 uses less power than traditional DVR’s, which means less heat and translates into a more reliable unit with less downtime. In addition, the ICOP Model 4000 boasts many advanced and innovative features and capabilities, such as wireless file uploading and wireless video streaming, among many others.

For more information, please view the following video presentations at http://www.icopdigital.com/why_icop.html and www.ICOP.com/veil.html, or visit www.ICOP.com.

Safe Harbor Statement

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are subject to risks and uncertainties that could cause actual results to vary materially from those projected in the forward-looking statements. The Company may experience significant fluctuations in future operating results or financial condition due to a number of economic, competitive, and other factors, including, among other things, our reliance on third-party manufacturers and suppliers, government agency budgetary and political constraints, new or increased competition, changes in market demand, the performance or reliability of our products, our ability to obtain acceptable alternative lending arrangements, and our ability to regain compliance with Nasdaq listing standards. These factors and others could cause operating results to vary significantly from those in prior periods, and those projected in forward-looking statements. Additional information with respect to these and other factors, which could materially affect the Company and its operations, are included in certain forms the Company has filed with the Securities and Exchange Commission.